Exhibit 99.1

Beacon Roofing Supply Announces $300 Million Senior Secured Notes Offering

HERNDON, Va.—(BUSINESS WIRE)—September 25, 2019—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or the “Company”) announced today the commencement of a private offering of $300.0 million aggregate principal amount of senior secured notes due 2026 (the “2026 Senior Notes”). The offering is subject to market and other conditions, and there is no assurance that the offering will be completed or, if completed, as to the terms on which it will be completed.

Beacon intends to use the net proceeds from the offering, together with cash on hand and/or available borrowings under its existing senior secured asset-based revolving credit facility, to redeem all $300.0 million aggregate principal amount outstanding of its 6.375% senior unsecured notes due 2023 and pay related transaction premiums, accrued interest, fees and expenses.

The 2026 Senior Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The issuance and sale of the 2026 Senior Notes and related subsidiary guarantees have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and the 2026 Senior Notes and related subsidiary guarantees may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the 2026 Senior Notes. The 2026 Senior Notes offering is being made only by means of a private offering memorandum and is not being made to any person in any jurisdiction in which such offer, sale or solicitation is unlawful.

Forward-Looking Statements

This press release contains information about management’s view of Beacon’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the proposed 2026 Senior Notes offering and the use of proceeds therefrom. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3939

Joseph.Nowicki@becn.com